Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) dated as of July 1, 2023, is entered into by and between Green Tree Berthoud, LLC, a Colorado limited liability company having an address at 1090 N. 2nd St., Berthoud CO 80513 the (“Company”), and TREES Corporation, having an address at 215 Union Boulevard, Suite 415, Lakewood, CO 80228 (“Consultant”).

WHEREAS, the Company is desirous of retaining Consultant, and Consultant desires to be retained, to provide certain services to the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.	Agreement to Provide Services. The Company hereby retains Consultant, and Consultant hereby agrees to furnish to the Company, as an independent contractor, cannabis-related business and cultivation consulting services, on an as-needed basis (the “Services”). Consultant will perform the Services in a good and workmanlike manner, and in accordance with the professional standards and practices normally exercised by professional consultants performing services of a similar nature. Consultant shall also conduct its activities in accordance with all relevant laws, regulations, decrees and/or official government rules and orders.

2.	Limitations. In performing the Services, it is expressly agreed by Consultant that Consultant shall have no authority to, and shall not, represent itself as having the power, right or authority to represent or enter into any obligations or commitments whatsoever on behalf of, or as agent for the Company. Consultant shall conduct its affairs with regard to third parties to avoid the appearance or creation of any relationship between Consultant and the Company, other than that of an independent contractor, as provided for herein. Consultant shall have no authority to, and shall not, take or permit the taking of any actions the taking of which, or omit to take or permit the omission of any actions the omission of which, would give rise to any liability on the part of the Company or any of its officers, managers, members, employees, or agents. Consultant shall not in any manner identify or represent its office facilities as being the office facilities or other place of business of the Company. Consultant shall not have the authority to engage any sub-contractors or subconsultants in relation to the Services to be provided hereunder, including investigators, consultants, experts or legal counsel, without the Company’s prior approval.

3.	Compensation. In consideration for the Services to be provided under this Agreement by Consultant, the Company hereby agrees to pay Consultant consulting fees equal to an aggregate of $289,452.39 (“Consulting Fees”), payable in ten (10) equal monthly installments commencing on the first full month following completion of payment by Consultant to Michael Abrams (“Abrams”) of an aggregate of $562,380.95 (the “Abrams Payment”) pursuant to that certain Asset Purchase Agreement dated as of September 13, 2022, as amended, by and among Consultant, Abrams, Green Tree Colorado, LLC, a Colorado limited liability company and certain other parties thereto. Without limiting the forgoing, Company and Consultant acknowledge and agree that no Consulting Fees shall be paid unless and until the Abrams Payment has been fully received by Abrams from Consultant.

4.	Term. This Agreement shall remain in full force and effect until such time as the Consulting Fees have been paid in full; provided, that (i) the Company may terminate this Agreement upon written notice to Consultant if Consultant has not made the Abrams Payment within 39 months of the date of this Agreement or (ii) this Agreement shall automatically terminate if the Transferred Assets under the Settlement Agreement, dated as of the hereof, by and among the Company, Consultant and other parties thereto, have not been successfully transferred pursuant to such Settlement Agreement by December 31, 2023.

5.	Security Interest. As a continuing security interest for payment in full of the Consulting Fees by the Company hereunder, Allyson Feiler Downing (“Downing”) shall promptly as of the date hereof deposit into escrow 324,719 shares of the Company’s Common Stock owned by Downing (“Secured Shares”) with an escrow agent mutually agreeable to the parties, which Secured Shares shall be returned to Downing upon the earlier of the full payment of all Consulting Fees hereunder or termination of this Consulting Agreement. Unless this Consulting Agreement is earlier terminated, in the event that full payment of all Consulting Fees has not occurred as and when due as set forth in Paragraph 3 above, the Company shall be entitled to permanently retain any Secured Shares to satisfy the full balance of any Consulting Fees then outstanding. For purposes hereof, all Secured Shares shall be valued at $0.89 per share.

6.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts or choice of laws thereof; federal and state courts located in the State of Colorado shall have exclusive jurisdiction with respect to any dispute or proceeding arising out of or relating to this Agreement, and the Company and Consultant hereby submit to the exclusive jurisdiction of such courts.

7.	Notices. All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by overnight courier or registered mail, return receipt requested to the address as set forth on the first page of this Agreement or such other address as may be properly noticed; or via email.

8.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of individuals, their heirs, executors and administrators.

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9.	Amendment. Except by an instrument in writing signed by the parties, this Agreement may not be amended or modified in any respect, except upon mutual written agreement between the Company and Consultant.

10.	Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements between the parties, whether written, oral or otherwise.

11.	No Waiver. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12.	Relationship Between Consultant and the Company. The relationship of Consultant to the Company under this Agreement shall be that of independent contractor. Except to the extent that the Company may from time to time give Consultant specific authorization to enter into specific commitments with third parties for or on behalf of the Company, Consultant shall have no authority to and shall not represent himself as having the power, right or authority to represent or enter into any obligations or commitments whatsoever on behalf of or as agent for the Company. No provision of this Agreement is intended to or shall be construed as creating an employment, mutual agency, joint venture, partnership or other fiduciary relationship between the parties hereto, or as entitling Consultant or any of its agents or affiliates to any compensation or benefits as an employee, except as expressly provided in this Agreement. The Company expressly agrees and acknowledges that Consultant is permitted to commence or continue with other business activities, provided such activities do not conflict with this Agreement.

13.	Signing in Counterparts; Email Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Transmission by email scan shall be sufficient for delivery hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Company:

GREEN TREE BERTHOUD, LLC

By:	/s/ Allyson Feiler Downing
Allyson Feiler Downing
Manager

Consultant:

TREES CORPORATION

By:	/s/ Adam Hershey
	Name:	Adam Hershey
	Title:	Interim Chief Executive Officer

The undersigned agrees and acknowledges, and agrees to be personally bound by, all terms and conditions of Paragraphs 3 and 5 of this Agreement:

/s/ Allyson Feiler Downing
Allyson Feiler Downing

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